                                                                      Exhibit 11


AAVID THERMAL TECHNOLOGIES, INC.
Computation of Net Income Per Share
(Amounts in thousands, except share and per share data)

                                                                                (UNAUDITED)
                                                             QUARTER ENDED                    SIX MONTHS ENDED
                                                             -------------                    ----------------
                                                        JUNE 28,         JUNE 29,          JUNE 28,         JUNE 29,
                                                          1997             1996              1997             1996
                                                          ----             ----              ----             ----
Weighted average shares outstanding                     6,812,223        6,478,127         6,812,223        5,983,391

Net effect of the assumed exercise of stock options
and warrants - based on the treasury method             1,728,805               --         1,653,591               --
                                                      -----------      -----------       -----------      -----------
Total                                                   8,541,028        6,478,127         8,465,814        5,983,391
                                                      ===========      ===========       ===========      ===========

Net income before extraordinary item                  $     1,939      $    (3,271)      $     3,628      $    (2,011)

Extraordinary item                                             --               --                --             -171
                                                      -----------      -----------       -----------      -----------
Net income                                            $     1,939      $    (3,271)      $     3,628      $    (2,182)
                                                      ===========      ===========       ===========      ===========

Net income per share before extraordinary item        $      0.23      $     (0.50)      $      0.43      $     (0.34)

Extraordinary item per share                                   --               --                --            -0.03
                                                      -----------      -----------       -----------      -----------
Net income per share                                  $      0.23      $     (0.50)      $      0.43      $     (0.37)
                                                      ===========      ===========       ===========      ===========




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